Exhibit 99.2

Third Quarter 2015 Earnings
October 29, 2015

Dear Shareholder,
In the third quarter of 2015, we recorded strong earnings, increased dividends paid, and opened two new offices. During the three and nine month periods ended September 30, 2015, net income and earnings per common share were $4.06 million and $0.52 and $11.83 million and $1.52, respectively. During the quarter, we paid a $0.24 per common share cash dividend which represented a 9.09% increase over the third quarter of 2014. Based on our average stock price of $23.46 for the month of September 2015, the annualized cash dividend yield was 3.96%.
During the first nine months of 2015, total assets grew by 4.50% to $1.62 billion and assets under management grew to $2.30 billion - which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $681.39 million. Contributing to our growth were increases in our commercial and agricultural loan portfolios of $12.68 million as well as $61.08 million in our available-for-sale securities portfolio. Our focus on balance sheet growth contributes to our commitment to increasing net interest income.
In addition to increased net interest income, improvements in credit quality also contributed to our year-to-date earnings. During the first nine months of 2015, we realized net loan recoveries of $99,000, compared to net loans charged-off of $496,000 for the same period of 2014. Total loans past due and loans classified as less than satisfactory also continued to decline during the quarter. These factors allowed us to reduce the level of the allowance for loan losses in both amount and as a percentage of gross loans resulting in a reversal of provision for loan losses of $2.00 million for the nine month period ended September 30, 2015.
During the quarter, we completed branch acquisitions in Saginaw and Midland. We welcomed over 1,200 new households and $52.95 million in deposits to the Isabella Bank family. To celebrate, we hosted an open house earlier in the month at our Saginaw branch and we look forward to an open house in our new Midland branch later this year. We are overwhelmed by the level of support and enthusiasm we have received from each community.
After 30 years with Isabella Bank, Tim Miller retired as Breckenridge Division President. Tim is well respected throughout our organization for his expertise in agricultural and commercial lending. While we will miss his day-to-day contributions, we are privileged to have his continued leadership on our Breckenridge Division Board.
Brian Goward, who has been with us since 1999, has been appointed as our new Breckenridge Division President. Brian has extensive experience in agricultural and commercial lending along with a passion for community involvement. Brian embraces our culture and our community banking heritage, which is essential to our continued success.

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ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

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I am pleased to welcome Gregory Varner to the Isabella Bank and Isabella Bank Corporation Boards of Directors. Greg serves as Chairman of our Breckenridge Division Board, is the Research Director for the Michigan Bean Commission and owns a farm in the Breckenridge area growing dry beans, cucumbers, and corn. His community involvement and extensive agricultural background will provide valuable insight to our Boards.
On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.